Exhibit 99.2

2016 Earnings
February 14, 2017

Dear Shareholder,
It is my pleasure to announce that 2016 was another successful year for Isabella Bank Corporation. During the year ended December 31, 2016, net income and earnings per common share were $13.80 million and $1.77, respectively. During the fourth quarter, we paid a $0.25 per common share cash dividend which represented a 4.17% increase over the fourth quarter of 2015. Year-to-date cash dividends per common share were $0.98 in 2016, an increase of 4.26% over 2015 cash dividends. Based on our closing stock price of $27.85 as of December 30, 2016, the annualized cash dividend yield was 3.52%.
While interest income for 2016 increased $2.16 million in comparison to 2015, the decrease in net income and earnings per common share, in comparison to 2015, is due primarily to changes in the provision for loan losses. Despite significant loan growth during 2016, improvements in various credit quality indicators and increased net loan recoveries, we recorded a reversal of the provision for loan losses in the amount of $135,000. By contrast, during 2015, light growth in gross loans during the period, coupled with significant improvements in various credit quality indicators, resulted in a reversal of the provision for loan losses in the amount of $2.77 million.
The increase in net interest income for 2016, in comparison to 2015, was largely driven by considerable growth in the loan portfolio. Gross loans as of December 31, 2016 grew by $160.12 million from December 31, 2015, with $127.28 million of that amount occurring within the commercial loan portfolio. Strategies we implemented in 2016 to improve our processes for mortgage and consumer loans also contributed to the increased volume. As a result of these process changes, residential mortgage loans and consumer loans at the end of 2016 were $266.05 million and $42.41 million, respectively, compared to $251.50 million and $34.70 million as of December 31, 2015.
As of December 31, 2016, total assets increased to $1.73 billion and assets under management grew to a record $2.43 billion which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $700.58 million. Total assets and total assets under management grew by 3.84% and 3.07% respectively, from December 31, 2015.
On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. If you have any questions or comments, please email me at jevans@isabellabank.com or call me at 989.779.6215.

Jae A. Evans, Chief Executive Officer
This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com